UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2008

FRONTIER OIL CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	1-7627	74-1895085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10000 Memorial Drive, Suite 600 Houston, Texas		77024-3411
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 688-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On March 19, 2008, Frontier Oil Corporation’s Compensation Committee took actions with respect to equity compensation agreements held by James R. Gibbs, Chairman, President and Chief Executive Officer and J. Currie Bechtol, Vice President, Secretary and General Counsel.  The Committee modified the retirement provisions in these employees’ 2007 Stock Unit / Restricted Stock Agreements to defer automatic vesting upon retirement until June 15, 2009 with respect to Mr. Gibbs, and until age 55 or later (subject to the Committee’s consent) with respect to Mr. Bechtol.  The Committee took this action to prevent the employees from having taxable income attributed to them in the event they continue to work past the retirement age reflected in the original agreement.

In a related action, the Committee provided the same two officers with immediate vesting of unvested restricted shares outstanding pursuant to their 2006 Stock Unit / Restricted Stock Agreements, 2006 Restricted Stock Agreements and 2007 Restricted Stock Agreements.  This action was taken because i) the retirement provision included in these agreements no longer served a retentive function since the employees had reached the retirement age reflected in the agreement and ii) because vesting the shares would provide the employees with liquidity to pay related federal income taxes.  The number of shares for which vesting was accelerated was 132,068 for Mr. Gibbs and 20,542 for Mr. Bechtol.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OIL CORPORATION

By: /s/ Michael C. Jennings
Michael C. Jennings
Executive Vice President - Chief Financial Officer

Date: March 20, 2008